Exhibit 21.1 - List of Subsidiaries

NAME                               JURISDICTION OF               PERCENTAGE
                                   INCORPORATION                  OWNERSHIP
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Tengtu United Electronics           China                            100%
Development, Co. Ltd.
(Joint Venture)

TIC Beijing Electronics Co., Ltd.   China                            100%

Edsoft Platforms (Canada) Ltd.      British Columbia, Canada         100%

Edsoft Platforms (H.K.) Ltd.        Hong Kong                        60.2%

ebiztengtu.com, Inc.                Delaware                         100%